Return to S-8
EXHIBIT 4.2
A.P. pharma, inc.

NON-QUALIFIED STOCK PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

(A)	Name of Optionee:	Name
(B)	Grant Date:	Grant Date
(C)	Number of Shares:	Shares Granted
(D)	Exercise Price:	Grant Exercise Price(FMV)
(E)	Vesting Base Date:	Vest Start Date
(F)	Effective Date:	Effective Date
THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Agreement”), is made and entered into as of the date set forth in Item F above (the “Effective Date”) between A.P. Pharma, Inc., a Delaware corporation (the “Company”) and Enter Name (“Optionee”).

THE PARTIES AGREE AS FOLLOWS:

1. Grant of Option.  The Company hereby grants to Optionee pursuant to the Company’s Non-Qualified Stock Plan (the “Plan”), a copy of which is attached to this Agreement as Exhibit 1, a nonqualified stock option (the “NQO”) to purchase all or any part of an aggregate of the number of shares (the “NQO Shares”) of the Company’s Common Stock (as defined in the Plan) listed in Item C above on the terms and conditions set forth herein and in the Plan, the terms and conditions of the Plan being hereby incorporated into this Agreement by reference.

2. Exercise Price.  The exercise price for purchase of each share of Common Stock covered by this NQO shall be the price set forth in Item D above.

3. Term.  This NQO shall expire ten (10) years after the Grant Date

4. Adjustment of NQOs.  The Company shall adjust the number and kind of shares and the exercise price thereof in certain circumstances in accordance with the provisions of Section 3(b) of the Plan.

5. Exercise of Options.

5.1 Vesting; Time of Exercise.  This NQO shall be exercisable according to the schedule set forth on Exhibit 5.1 attached hereto.  Such schedule shall commence as of the date set forth in Item (E) above (the “Vesting Base Date”).

5.2 Exercise After Termination of Status as an Employee, Director or Consultant.  In the event of termination of Optionee’s continuous status as an employee, director or consultant, this NQO may be exercised in whole or in part at any time within 90 days of the date of such termination (but in no event after the expiration date of this NQO pursuant to Section 3), provided, however, that in the event of death or disability, this NQO may be exercised in accordance with the provisions of Section 9(d) of the Plan.

5.3 Manner of Exercise.  Optionee may exercise this NQO, or any portion of this NQO, by giving written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Plan Administrator, accompanied by payment of the exercise price and payment of any applicable withholding or employment taxes.  The date the Company receives written notice of an exercise hereunder accompanied by payment will be considered as the date this NQO was exercised.

5.4 Payment.  Except as provided in Exhibit 5.4 attached hereto, if any (the absence of such exhibit indicating that no exhibit was intended), payment may be made for NQO Shares purchased at the time written notice of exercise of the NQO is given to the Company, by delivery of cash, check or, in the exercise of the absolute discretion of the Administrator, previously owned shares of Common Stock (including constructive delivery) or a full recourse promissory note equal to up to 90% of the exercise price and payable over no more than five years.  Any applicable taxes must be paid in cash.  The proceeds of any payment shall constitute general funds of the Company.

5.5 Delivery of Certificate.  Promptly after receipt of payment and written notice of exercise of the NQO, the Company shall, without stock issue or transfer taxes to the Optionee or other person entitled to exercise, deliver to the Optionee or other person a certificate or certificates for the requisite number of NQO Shares or shall register the Optionee as a shareholder on the books of the Company.  An Optionee or transferee of an Optionee shall not have any privileges as a shareholder with respect to any NQO Shares covered by the option until the date of issuance of a stock certificate or, if applicable, such registration.

6. Nonassignability of NQO.  This NQO is not assignable or transferable by Optionee except by will or by the laws of descent and distribution.  During the life of Optionee, the NQO is exercisable only by the Optionee.  Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of this NQO in a manner not herein permitted, and any levy of execution, attachment, or similar process on this NQO, shall be null and void.

7. Company’s Right of Repurchase Upon Termination of Employment.  The NQO Shares arising from exercise of this NQO shall be subject to a right of repurchase in favor of the Company (the “Right of Repurchase”) to the extent set forth on Exhibit 7 attached hereto (the absence of such exhibit indicating that no such exhibit was intended and that the NQO shall be subject only to the limitations set forth on Exhibit 5.1).

8. Restriction on Transfer.  Regardless whether the sale of the NQO Shares has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of NQO Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law, or if the Company does not desire to have a trading market develop for its securities.

9. Tax Advice.  The Company has made no warranties or representations to Purchaser with respect to the income tax consequences of the transactions contemplated by the agreement pursuant to which the NQO Shares will be purchased and Purchaser is in no manner relying on the Company or its representatives for an assessment of such tax consequences.

10. Assignment; Binding Effect.  Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that Optionee may not assign any of Optionee’s rights under this Agreement.

11. Damages.  Optionee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of NQO Shares which is not in conformity with the provisions of this Agreement.

12. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

13. Notices.  All notices and other communications under this Agreement shall be in writing.  Unless and until the Optionee is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

A.P. Pharma, Inc.

123 Saginaw Drive

Redwood City, CA 94063

Attention:  President

Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for the Optionee and related to this Agreement, if not delivered by hand, shall be mailed to Optionee’s last known address as shown on the Company’s books.  Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid.  All mailings and deliveries related to this Agreement shall be deemed received when actually received, if by hand delivery, and two business days after mailing, if by mail.

14. Arbitration.  Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in California in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided that nothing in this Section 14 shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration.  The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 13 shall be valid and sufficient.

15. Entire Agreement.  Company and Optionee agree that this Agreement (including its attached Exhibits) is the complete and exclusive statement between Company and Optionee regarding its subject matter and supersedes all prior proposals, communications, and agreements of the parties, whether oral or written, regarding the grant of stock options or issuances of shares to Optionee.

IN WITNESS WHEREOF, the parties have executed this Nonqualified Stock Option Agreement as of the Effective Date.

A.P. Pharma, Inc.

By:   Gregory Turnbull
Title: Chief Financial Officer

The Optionee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

Name

Optionee’s spouse indicates by the execution of this Nonqualified Stock Option Agreement his or her consent to be bound by the terms thereof as to his or her interests, whether as community property or otherwise, if any, in the option granted hereunder, and in any NQO Shares purchased pursuant to this Agreement.

Optionee’s Spouse

EXHIBITS

Exhibit 1	Non-Qualified Stock Plan
Exhibit 5.1	Time of Exercise
Exhibit 5.4 (if applicable)	Payment (not applicable)
Exhibit 7 (if applicable)	Right of Repurchase (not applicable)

EXHIBIT 1 OF THE NONQUALIFIED STOCK

OPTION AGREEMENT

NON-QUALIFIED STOCK PLAN

See Exhibit 4.1

EXHIBIT 5.1 OF THE NONQUALIFIED STOCK

OPTION AGREEMENT

The NQO shall be exercisable with respect to 25% of the total number of NQO Shares one year after the Vesting Base Date and with respect to an additional 1/48 of the total number of NQO Shares on the monthly anniversary of the Vesting Base Date of each month thereafter, so that the NQO shall be exercisable with respect to all of the NQO Shares on and after four years after the Vesting Base Date.

Executed by:                                                                            A.P. Pharma, Inc.

                            ______________________
By:   Gregory Turnbull

Title: Chief Financial Officer

                            ______________________
Name